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                                  EXHIBIT 23.2

                          CONSENT OF ERNST & YOUNG LLP


Consent of Independent Public Accountants:

     We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2000 Stock Incentive Plan, the 1996 Stock Incentive Plan, the Stock Option Incentive Compensation Program, the IT Corporation Restoration Plan, and the Long-Term Management Compensation Program of The IT Group, Inc. of our report dated February 18, 2000 (except for Note 16, as to which the date is March 8, 2000), with respect to the consolidated financial statements and schedule of The IT Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.

Pittsburgh, Pennsylvania                        /s/ Ernst & Young LLP
February 8, 2001